Exhibit 10.34

INDIA NON JUDICIAL

Government of Karnataka

e-Stamp

Certificate No.: IN-KA73754403644675R

Certificate Issued Date: 14-Mar-2019 12:24 PM

Account Reference: NONACC (Fl)/ kaksfcl08/ HALASURU/ KA-BA

Unique Doc. Reference: SUBIN-KAKAKSFCL0878941590596892R

Purchased by: MANHATTAN ASSOCIATES INDIA DEVELOPMENT CENTRE PL

Description of Document: Article 30 Lease of Immovable Property

Description: LEASE DEED

Consideration Price (Rs.): 0 (Zero)

First Party: BROOKEFIELDS REAL ESTATES AND PROJECTS PVT LTD

Second Party: MANHATTAN ASSOCIATES INDIA DEVELOPMENT CENTRE PL

Stamp Duty Paid By: MANHATTAN ASSOCIATES INDIA DEVELOPMENT CENTRE PL

Stamp Duty Amount(Rs.): 500 (Five Hundred only)

LEASE DEED

THIS LEASE DEED is made and executed on this the Eighteenth day of March, Two Thousand and Nineteen (18/03/2019) at Bangalore (“Lease Deed”):

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/s/ Subrata K C Sharma      /s/ Nirupa Shankar         /s/ Ushassri T S

BETWEEN

BROOKEFIELDS REAL ESTATES AND PROJECTS PRIVATE LIMITED, a company incorporated under the Companies Act, 2013, bearing CIN: U70100KA2007PTC085237, with its registered office at Brookefields, Kundalahalli Marathahalli Post, Bengaluru 560037, represented herein by its Authorised Signatories, Ms. Nirupa Shankar and Mr. Subrata K C Sharma, duly authorised vide a Board Resolution dated January 25, 2019 (hereinafter referred to as the “Lessor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to include its successors-in-interest and assigns) of the ONE PART;

AND

MANHATTAN ASSOCIATES (INDIA) DEVELOPMENT CENTRE PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 1956 and deemed to be incorporated under the Companies Act, 2013, bearing CIN: U72200KA2002PTC030576, with its registered office at No.172, EPIP Zone, Phase II, Whitefield, Bangalore 560066, represented herein by its Authorised Signatory, Ms. Ushasri T, Managing Director, duly authorised vide a Board Resolution dated August 8, 2018 (hereinafter referred to as the “Lessee”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to include its successors-in-interest and assigns) of the OTHER PART.

The Lessor and the Lessee are hereinafter individually referred to as a “Party” and collectively as the “Parties”, as the context may require in this Lease Deed.

WHEREAS

A.

The Lessor is the absolute owner in absolute possession of all that piece and parcel of land admeasuring 26 acres 05 guntas comprised in survey Nos. 103, 104, 105, 108/1, 108/2, 109, 112 and 113/1B, all situated at Kundalahalli Village, Krishnarajapuram Hobli, Bangalore South Taluk, Bangalore, morefully described in the First Schedule hereunder written and hereinafter referred to as the “Larger Property”;

B.

The devolution of title to the Larger Property, comprising of the following lands parcels: (i) survey No. 103 measuring 4 acres 06 guntas (hereinafter referred to as “Portion I”; (ii) survey No. 104 measuring 4 acres 32 guntas (hereinafter referred to as “Potion II”); (iii) survey No. 105 measuring 5 acres 02 guntas (hereinafter referred to as “Portion III”); (iv) survey No. 108/1 measuring 1 acre 12 guntas (hereinafter referred to as “Portion IV”); (v) survey No. 108/2 measuring 3 acres 17 guntas (hereinafter referred to as “Portion V”); (vi) survey No. 109 measuring 1 acre 03 guntas (hereinafter referred to as “Portion VI”); (vii) survey No. 112 measuring 6 acres 28 guntas (hereinafter referred to as “Portion VII”); and (viii)

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/s/ Subrata K C Sharma      /s/ Nirupa Shankar         /s/ Ushassri T S

survey No. 113/1B measuring 1 acre 26 guntas (hereinafter referred to as “Portion VIII”), is as follows:

Portion I, Portion II, Portion IV, Portion V, Portion VI and Portion VII

(i)

Under the preliminary notification dated October 16, 1982 bearing no. LAQ (3) SR13/1982-1983 (“Preliminary Notification I”) issued by the Government of Karnataka (“GoK”) under section 4 (1) of the Land Acquisition Act, 1894 (Mysore Act No. VII of 1894 and hereinafter referred to as “LA Act”), GoK informed that Portion I, Portion II, Portion IV, Portion V and an extent of 5 acres in Portion VII was likely to be acquired for public purpose, i.e., for establishing a large corporate office to house various departments and profit centers including quality control, all India coffee sale center, research and development departments, training center and also export departments for various products of Brooke Bond India Limited (“BBIL”);

(ii)

BBIL and GoK executed an agreement dated December 13, 1982 in relation to Portion I, Portion II, Portion IV, Portion V and an extent of 5 acres in Portion VII (“Agreement I”). The Agreement I, inter alia, recorded that:

a.

BBIL made an application requesting GoK to acquire entire Portion I, Portion II, Portion IV, Portion V and an extent of 5 acres in Portion VII for establishing a large corporate office to house various departments and profit centers etc by BBIL;

b.	BBIL agreed to deposit all costs of acquisition including enhanced compensation determined by the office of the Special Deputy Commissioners, Bangalore Division, Bangalore; and

c.

BBIL agreed that all of Portion I, Portion II, Portion IV, Portion V and an extent of 5 acres in Portion VII would be utilized for the specific purpose as set out by GoK and that BBIL shall neither alienate nor violate any conditions and in case there is any violation or infringement of the conditions, then GoK would have the right to resume the aforesaid lands;

(iii)

GoK had thereafter published a final notification dated January 17, 1983 bearing no. RD. 9 AQB 83 under section 6 (1) of the LA Act (“Final Notification I”), by virtue of which GoK declared that the entire Portion I, Portion II, Portion IV, Portion V and an extent of 5 acres in Portion VII are required to be acquired for the public purpose, i.e. for establishing a large corporate office to house various departments and profit centers including quality control, all India coffee sale center, research and development

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departments, training centers and also export departments for various products of BBIL;

(iv)

The Special Land Acquisition Officer (“SLAO”) had thereafter made a final declaration dated June 8, 1983 under section 16 (2) of the LA Act (“Final Declaration I”), recording that the entire Portion I, Portion II, Portion IV, Portion V and an extent of 5 acres in Portion VII has been taken over by SLAO for the public purpose, i.e., for establishing a large corporate office to house various department and profit centers including quality control, all India coffee sale center, research and development departments, training centers and also export departments for various products of BBIL;

(v)

Subsequently, BBIL and GoK entered into an agreement dated August 24, 1984 in relation to entire Portion VI and an extent of 1 acre 20 guntas in Portion VII (“Agreement II”). The Agreement II, inter alia, recorded that:

a.

BBIL made an application requesting GoK to acquire the entire Portion VI and an extent of 1 acre 20 guntas in Portion VII for establishing a large corporate office to house various departments and profit centers by BBIL;

b.	BBIL shall pay GoK all the determined costs of acquisition and litigation arising out of the same; and

c.	BBIL agreed that the Portion VI and an extent of 1 acre 20 guntas in Portion VII would be utilized for the specific purpose as set out by GoK;

(vi)

On November 9, 1984 GoK issued a notification bearing No. LAQ. (i) CR. 82/84-85 under section 4 (1) of the LA Act (“Preliminary Notification II”), whereby GoK informed that Portion VI and an extent of 1 acre 28 guntas in Portion VII was likely to be acquired for the public purpose, i.e., for establishing a large corporate office to house various department and profit centers including quality control, all India coffee sale center, research and development departments, training centers and also export departments for various products of BBIL;

(vii)

GoK has thereafter published the final notification dated May 20, 1986 bearing no. RD. 9 AQB 83 under section 6 (1) of the LA Act (“Final Notification II”), by virtue of which GoK declared that the Portion VI and an extent of 1 acre 28 guntas in Portion VII are required to be acquired for the public purpose, i.e., for establishing a large corporate office to house various department and profit centers including quality control, all India coffee sale center, research and development departments, training centers and also export department for various products of BBIL;

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/s/ Subrata K C Sharma      /s/ Nirupa Shankar         /s/ Ushassri T S

(viii)

SLAO has thereafter passed awards and executed certain incidental documents for evidencing the handing over and taking over possession of Portion I, Portion II, Portion IV, Portion V, Portion VI and Portion VII by BBIL;

(ix)

Accordingly, BBIL came to acquire and hold the entire Portion I, Portion II, Portion IV, Portion V, Portion VI and Portion VII, subject to the terms contained under Agreement I and Agreement II and also subject to compliance of provisions under LA Act;

Portion III

(x)

Anandarama Reddy, Venkatesh Reddy, Keshava Reddy and Muniyamma conveyed Portion III under 3 separate registered sale deeds all dated August 10, 1983 in favour of Rita Prasad Mani (represented by her power of attorney holder P. J. Bhagilthya), Prema Sampath Kumar (represented by her power of attorney holder P. J. Bhagilthya) and Meera Srivastava;

(xi)

Thereafter, Rita Prasad Mani (represented by her power of attorney holder P. J. Bhagilthya), Prema Sampath Kumar (represented by her power of attorney holder P. J. Bhagilthya) and Meera Srivastava executed an agreement for sale dated June 4, 1993 in favour of BBIL for entire Portion III. The said agreement for sale dated June 4, 1993 inter alia records that:

a.	Portion III be acquired by GoK and subsequently allotted in favour of BBIL following the procedure prescribed under the provisions of LA Act;

b.	The price for such acquisition shall be Rs. 50,50,000/- and BBIL has agreed to pay an advance towards part of the sale consideration being a sum of Rs. 1,00,000/-;

c.	Rita Prasad Mani, Prema Sampath Kumar, Meera Srivastava and BBIL shall not have any claim for any sum towards compensation in lieu of acquisition of Portion III by GoK;

d.

Rita Prasad Mani, Prema Sampath Kumar and Meera Srivastava agreed to hand over the actual/physical possession of Portion III simultaneous with the completion of acquisition of Portion III, issue of possession certificate and payment of balance consideration by GoK;

e.	Rita Prasad Mani, Prema Sampath Kumar and Meera Srivastava appointed P. J. Bhagilthya as their lawful attorney to attend any

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legal formalities/proceedings in relation to acquisition of Portion III by GoK and its subsequent allotment to BBIL;

(xii)

On June 29, 1994, GoK issued a notification bearing no. LAQ (2) SR93-94 under section 4 (1) of the LA Act (“Preliminary Notification III”), by way of which GoK informed that the entire Portion III was likely to be acquired for BBIL for purposes of constructing certain additional buildings;

(xiii)

Thereafter, GoK published a final notification dated March 26, 1995 bearing no. RD60AQB94 issued under section 6 (1) of the LA Act (“Final Notification III”). GoK declared that the entire Portion III is acquired as required for BBIL for construction of additional buildings;

(xiv)

Subsequently, P. J. Bhagilthya, in his capacity as the power of attorney holder of Meera Srivastava, executed an agreement dated May 31, 1995 with GoK in relation to Portion III (“Agreement III”) inter alia indicating that Meera Srivastava has received a sum of Rs. 8,25,000/- in full settlement of all claims in relation to acquisition of Portion III;

(xv)	SLAO passed an award and executed certain incidental documents for evidencing the handing over and taking over possession of Portion III by BBIL;

(xvi)

Thereafter, SLAO made a final declaration dated November 5, 1995 under section 16 (2) of the LA Act (“Final Declaration II”) recording that the entire Portion III, has been taken over by SLAO for the public purpose, i.e., for BBIL. SLAO issued an official memorandum dated November 17, 1995 bearing no. LAQ (8) SR 4/1993-1994 indicating the handing over of possession from SLAO to BBIL;

(xvii)	In the aforesaid manner, BBIL came to acquire the entire Portion III subject to compliance of provisions under LA Act;

Portion VIII

(xviii)

Under a grant order and register extract of Form 8 issued by the Special Deputy Commissioner for Abolition of Inams under section 10 of the Mysore (Personal and Miscellaneous) Inams Abolition Act, 1954 in case bearing no. 14/1959-1960 (“Grant Order”), an extent of land measuring 5 acres 17 guntas in survey No. 113 of Kundalahalli Village along with certain other immovable properties were allotted to one Thayappa, son of late Pillaiah, and the said Thayappa was registered as a permanent tenant under section 5 of Mysore (Personal and Miscellaneous) Inams Abolition Act, 1954. Subsequently, the office of the Additional Special Deputy Commissioner for Abolition of Inams issued an endorsement dated May

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/s/ Subrata K C Sharma      /s/ Nirupa Shankar         /s/ Ushassri T S

13, 1964 indicating Thayappa as the holder and khathedar for an extent of land measuring 5 acres 17 guntas in survey no. 113 and certain other immovable properties;

(xix)

Under a registered deed of partition dated August 21, 1959 entered between sons of late Pillaiah alias Narasimhaiah, viz., (a) Thayappa alias Muninanjappa; (b) N. Papaiah Reddy; and (c) Gullappa (collectively “Sons of Pillaiah”) (“Partition Deed I”). The Partition Deed I inter alia recorded that:

a.	Sons of Pillaiah partitioned certain immovable properties situated at Kundalahalli and Thubarahalli villages;

b.	Sons of Pillaiah do not own any other ancestral immovable properties, save and except the properties listed in the schedule to Partition Deed I;

c.	Immovable properties listed in Schedule A, Schedule B and Schedule C of the Partition Deed I were allotted to Thayappa, N. Papaiah and Gullappa respectively; and

d.

Gullappa was allotted immovable properties situated at Kundalahalli village, viz., (i) land measuring 15 guntas in survey No. 1/9; (ii) land measuring 16 guntas in survey No. 1/9; and (iii) land measuring 4 acres 10 guntas in survey No. 5. The land bearing survey No. 5 appears to have been renumbered later as survey No. 113 as is evidenced from the entries recoded in the mutation register extract bearing MR no. 25/1972-1973;

(xx)

Thereafter, Gullappa in the year 1992 procured conversion for an extent of land measuring 3 acres 16½ guntas in survey No. 113/1B from agricultural purposes to non-agricultural residential purposes and following the said conversion, a residential layout in the name and style of “Gullappa Layout” was formed in survey No. 113 in the year 1994 and certain residential sites were carved out therefrom. The layout plan, as sanctioned by the Nallurahalli Village Panchayat, indicates that the said Gullappa Layout comprised of 18 (eighteen) residential sites;

(xxi)

Licenses to construct houses on property bearing House List Nos. 11 to 18 forming part of the said Gullappa Layout were issued by the Nallurahalli Village Panchayat in the names of the said Gullappa, Bhagyamma, Narayanamma and Suryaprakash;

(xxii)	By way of an unregistered memorandum of partition dated November 9, 1992 entered into between Gullappa, his daughters viz., Bhagyamma and

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Narayanamma and his son Suryaprakash (“Partition Deed II”), the partition of their joint family properties (including land comprised in survey no. 113/1B) which had already been effected was recorded. The Partition Deed II, inter alia, recorded that:

a.

The lands comprised in survey No. 113/1B and other immovable properties set out in Schedule B, C, D and E to Partition Deed II were allotted to the shares of Gullappa, Bhagyamma, Narayanamma and Suryaprakash respectively; and

b.	The residential sites carved from and out of survey No. 113/1B were allotted in the following manner:

Allottees	Site Nos. and measurement
Gullappa	Site Nos. 11 and 15 measuring 9000 square feet each
Bhagyamma	Site Nos. 13 and 17 measuring 9000 square feet each
Narayanamma	Site Nos. 12 and 16 measuring 9000 square feet each
Suryaprakash	Site Nos. 14 and 18 measuring 9000 square feet each

(xxiii)

Gullappa, Bhagyamma, Narayanamma and Suryaprakash have further conveyed the sites allotted to their share in Gullappa Layout under the Partition Deed II to BBIL, now known as Brooke Bond Lipton India Limited (the new name of BBIL subsequent to issuance of a fresh incorporation certificate dated February 7, 1994 and hereinafter referred to as “BBLIL”) under the following 8 (eight) separate registered sale deeds:

Seller	Property conveyed	Sale Deed details
Gullappa	Site No. 11 measuring 9000 square feet with 2 squares dwelling unit	August 4, 1994, registered as document No. 3761/1994-1995
Narayanamma	Site No. 12 measuring 9000 square feet with 2 squares dwelling unit	August 4, 1994, registered as document bearing no. 3764/1994-1995
Bhagyamma	Site No. 13 measuring 9000 square feet with 2 squares dwelling unit	August 4, 1994, registered as document bearing No. 4243/1994-1995

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Suryaprakash	Site No. 14 measuring 9000 square feet with 2 squares dwelling unit	August 4, 1994, registered as document bearing No. 3762/1994-1995
Gullappa	Site No. 15 measuring 9000 square feet with 2 squares dwelling unit	June 2, 1994, registered as document bearing No. 1812/1994-1995
Narayanamma	Site No. 16 measuring 9000 square feet with 2 squares dwelling unit	June 2, 1994, registered as document bearing No. 1814/1994-1995
Bhagyamma	Site No. 17 measuring 9000 square feet with 2 squares dwelling unit	June 2, 1994, registered as document bearing No. 1819/1994-1995
Suryaprakash	Site No. 18 measuring 9000 square feet with 2 squares dwelling unit	June 2, 1994, registered as document bearing No. 1817/1994-1995

(xxiv)	Pursuant to execution of the aforesaid registered sale deeds by Gullappa, Bhagyamma, Narayanamma and Suryaprakash in favor of BBLIL, BBLIL came to own and possess Portion VIII;

C.

An order dated December 15, 1993 came to be passed by the Hon’ble High Court at Calcutta in company petition bearing no. 365 of 1993 connected with company application No. 267 of 1993 filed by Lipton Indian Limited and BBIL (“Amalgamation Order I”), whereby the scheme of amalgamation of Lipton Indian Limited with BBIL was sanctioned by the Hon’ble High Court at Calcutta and made to be binding with effect from July 1, 1993, and accordingly, the name of BBIL was changed to BBLIL (Brooke Bond Lipton India Limited) and the Larger Property came to be owned by BBLIL;

D.

Thereafter, an order dated August 23, 1996 came to be passed by the Hon’ble High Court at Bombay in company petition No. 343 of 1996 connected with company application No. 406 of 1996 filed by Hindustan Liver Limited and an order dated December 9, 1996 came to be passed by the Hon’ble High Court at Calcutta in company petition No. 285 of 1996 connected with company application No. 285 of 1996 filed by BBLIL (“Amalgamation Order II”). Under Amalgamation Order II, the scheme of amalgamation of BBLIL with Hindustan Liver Limited was sanctioned and made binding with effect from January 1, 1996;

E.	By operation of the Amalgamation Order II along with other immovable properties owned by BBLIL, the Larger Property also stood transferred and vested with Hindustan Liver Limited;

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F.

Thereafter, an order dated July 25, 2008 came to be passed by the Hon’ble High Court at Bombay in company petition No. 473 of 2008 connected with company application No. 375 of 2008 filed by Hindustan Unilever Limited (the new name of Hindustan Liver Limited consequent to issuance of a fresh incorporation certificated dated June 11, 2007 and hereinafter referred to as “HUL”) and Brooke Bond Real Estate Private Limited (“BBREPL”), whereby the scheme of arrangement of demerger was approved (“Demerger Order”). By way of the Demerger Order, the scheme of arrangement for demerger and transfer of the Larger Property from HUL to BBREPL was sanctioned by the Hon’ble High Court at Bombay and with effect from April 1, 2008. Accordingly, the Larger Property now came to be owned by BBREPL;

G.

BBREPL proposed to establish a Special Economic Zone for IT/ITES/BPO/electronic hardware on a portion of the Larger Property, and in connection therewith, an application dated September 5, 2008 was submitted by HUL to Department of Industries and Commerce, GoK requesting clearance for establishing IT/ITES special economic zone (“SEZ”) on the Larger Property from GoK’s single window high level clearance committee (“SHLCC”);

H.

The Department of Industries and Commerce, GoK vide a letter dated February 21, 2009 informed BBREPL that its proposal to establish an SEZ was discussed and approved in the 17th SHLCC meeting held on January 28, 2009 (“DIC Letter I”) subject to the terms and conditions mentioned therein;

I.

HUL, vide its letter dated June 11, 2009 addressed to Director, SEZ, New Delhi provided details of SEZ, and in this connection, HUL enclosed the DIC Letter I with a project report and requested the Director, SEZ, Department of Industry and Commerce, New Delhi, to place HUL’s proposal before the board of approval (“BoA”) for formal approval of the project;

J.

The Ministry of Commerce and Industry, Department of Commerce (SEZ Section), Government of India (“GoI”), vide its letter dated March 31, 2010 addressed to BBREPL, granted formal approval in respect to the proposal submitted by BBREPL for development, operation and maintenance of the sector-specific SEZ for IT/ITES/BPO/electronic hardware on the Larger Property, subject to adherence of certain terms and conditions stipulated therein (“Formal Approval”);

K.

BBREPL, vide its letter dated September 9, 2010 addressed to Cochin SEZ, GoI, submitted certain documents and requested issuance of inspection report and to initiate the notification process of SEZ in respect of the Larger Property excluding Portion VIII;

L.

The Cochin SEZ, vide its letter dated September 20, 2010 bearing no. 7/14/2012: BrookeBond SEZ/5094 addressed to the Joint Secretary (GoI), informed that the Larger Property was inspected and is also contiguous in nature. The said letter

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further recorded that though there were buildings on the Larger Property, they were vacant and not in use, thus confirming to the definition of deemed vacancy and has requested for issuance of SEZ notification in exercise of powers under section 4 of the Special Economic Zones Act, 2005 (“SEZ Act”);

M.

GoK through the Deputy Commissioner, Bangalore District, vide a letter dated September 27, 2010 bearing no. LND(E)CR/36/2010-2011 certified BBREPL as the khatedar in absolute possession of Portion I to Portion VII (“Revenue Letter I”);

N.

The Ministry of Commerce and Industry, Department of Commerce, GoI, under a notification dated October 7, 2010 bearing no. S/O/2455(E) (in exercise of powers conferred by sub-section (1) of section 4 of the SEZ Act and in pursuance of rules made thereunder) (“SEZ Notification”) notified the following areas from of the Larger Property as “SEZ Land”:

Sl. No.	Kundalahalli Village survey numbers	Area (in hectares)	Area (in acres)
1.	103	1.68	4.1496
2.	104	1.94	4.7918
3.	105	2.04	5.0388
4.	108/1,2	1.91	4.7177
5.	109	0.44	1.0868
6.	112	2.71	6.6937
		10.72 hectares	26.4784 or 26 Acres 19.1 Guntas

O.	GoK, by a notification dated January 13, 2011 bearing no. KA:G-GPO/2515/WPP-47/2009-2011 has reprinted the SEZ Notification;

P.

BBREPL vide its letter dated April 18, 2011 addressed to the Secretary, Department of Revenue, GoK requested for change in land use from a large corporate office (as mentioned under the land acquisition notifications) to develop an IT/ITES SEZ on the SEZ Land forming part of the Larger Property;

Q.

The Principal Secretary to GoK (Revenue Department), by way of a letter dated May 11, 2011 addressed to ALAO indicated that BBREPL, has sought for a change in land use i.e., for Special Economic Zone purpose, and in that connection requested ALAO to provide: (a) copies of the notifications issued under section 4(1), 6(1), 16(2) of LA Act; (b) copies of the awards passed under the LA Act; and (c) copies of documents evidencing the handing and taking over possession of the acquired lands (“Revenue Letter II”);

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R.

The Principal Secretary to GoK (Revenue Department) under its letter dated May 24, 2011 bearing no. RD87AQB2011 addressed to BBREPL indicated its no objection under section 44-A of the LA Act for transfer of land measuring 26 acres 20 guntas (forming portion of Larger Property and including the SEZ Land and hereinafter referred to as “Project Land”) belonging to BBREPL on lease basis to companies and co-developers of IT/ITES, BPO and electronic hardware under the sector specific SEZ sanctioned in favour of BBREPL, subject to the Approval Committee headed by the Development Commissioner of Special Economic Zone constituted by GoI (“Revenue Letter III”);

S.

BBREPL under its letter dated February 15, 2013 addressed to the Assistant Development Commissioner, Special Economic Zone (GOI) (“ADC SEZ”) has sought for extension of the validity of SEZ Notification till March 31, 2015;

T.

Subsequently, Office of the Development Commissioner, Cochin Special Economic Zone under its letter dated August 19, 2013 addressed to Ministry of Commerce and Industry, Department of Commerce, GoI recommended that the Ministry grant first extension of the Formal Approval upto March 31, 2014 and accordingly the first extension of the Formal Approval was granted upto March 31, 2014 by the said Ministry under a letter dated September 20, 2013;

U.

Under a letter dated November 13, 2013 bearing no. KA/07/14/2010:BrookeBond SEZ/100 the office of the Development Commissioner, Cochin SEZ requested BBREPL to submit the current status of the development on the Project Land along with layout plan, development plan approved by the competent authority and the progress in setting up of the SEZ and occupation of incubation space;

V.

BBREPL by way of 2 letters both dated December 17, 2013 one addressed to Principal Secretary, Department of Commerce and Industries, GoK and the other addressed to Department of Commerce, New Delhi cited reasons such as economic slowdown and recessionary phase of business and market conditions and requested the aforesaid authorities to take the application on record and grant approval for withdrawal of the notification for acquisition issued under the SEZ Notification and also requesting the authorities to revoke the Formal Approval;

W.

Under a letter dated January 6, 2014, BBREPL informed the Additional Chief Secretary to GoK (Department of Commerce and Industries) that the lands situated in survey Nos. 103, 104, 105, 108/1, 108/2, 109 and 112 will not be developed as a special economic zone and that a revised approval be issue by the SHLCC similar to an approval provided earlier for: (a) the development of the aforesaid properties as per applicable development control regulations; and (b) transfer of the aforesaid properties/portions thereof and development thereon including by way of sale/mortgage/transfer/lease to third parties;

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X.

By way of a letter dated April 2, 2014 BBREPL also informed the Development Commissioner that it does not wish to seek extension of validity of the extension of validity of the Formal Approval beyond March 31, 2014;

Y.

By way of a letter dated April 28, 2014, the Additional Chief Secretary to the GoK, Commerce and Industries Department informed the Director, Department of Commerce, GoI that GoK has no objection for the withdrawal of the acquisition notification with respect to the SEZ proposed by BBREPL on the Project Land. However, it was also directed that the land use of the subject properties, being the Larger Property save Portion VIII, shall remain unchanged as it was envisaged originally;

Z.

Thereafter BBREPL by way of its letter dated July 3, 2014, has requested ADC SEZ to maintain BBREPL’s application for withdrawal of the acquisition proceedings as notified under the SEZ Notification and hold and not to forward ADC SEZ’s recommendation in relation to the aforesaid withdrawal of the acquisition proceedings with respect to the SEZ to the Ministry of Commerce, GoI;

AA.

Subsequently, BBREPL by way of its letter dated September 22, 2014 addressed to ADC SEZ has withdrawn the application seeking withdrawal of acquisition proceedings and has requested the ADC SEZ not to process the withdrawal of the SEZ Notification;

BB.

Under a letter dated September 23, 2014 BBREPL has requested ADC SEZ to extend the Formal Approval for a further period of 3 years, i.e., from March 31, 2014 to March 31, 2017. BoA has extended the validity of the Formal Approval has been extended upto March 31, 2017 vide a letter dated October 5, 2016 and further extended upto March 31, 2018 and March 31, 2019 vide letters dated March 30, 2017 and February 15, 2018, respectively;

CC.

Brigade Properties Private Limited (a joint venture of Brigade Enterprises Limited and GIC Singapore through its investment arm Reco Negonia Pte. Ltd.) entered into a Memorandum of Understanding dated September 22 2014, with HUL in connection with acquiring HUL’s shareholding in BBREPL, with a special condition that the development of the SEZ project on the Project Land shall be pursued by the new management. Pursuant to the said Memorandum of Understanding dated September 22 2014, a Share Purchase Agreement dated March 23 2015 was executed between Brigade Properties Private Limited and HUL, whereby HUL’s entire shareholding in BBREPL was acquired by Brigade Properties Private Limited and in consequent thereto BBREPL become a wholly owned subsidiary of Brigade Properties Private Limited and step down subsidiary of Brigade Enterprises Limited;

DD.	BBREPL under an application dated September 23, 2014 requested the BoA to accord approval for the change in its constitution and transfer of shareholding in

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favour of Brigade Properties Private Limited and the same was accorded vide a letter dated March 17, 2014 issued by the BoA;

EE.	Subsequently the name of BBREPL was changed from Brooke Bond Real Estate Private Limited to “Brookefields Real Estates and Projects Private Limited”, with effect from June 25, 2015;

FF.

Accordingly, Brookefields Real Estates and Projects Private Limited (the Lessor herein and a wholly owned subsidiary of Brigade Properties Private Limited and a step down subsidiary of Brigade Enterprises Limited), is undertaking the development of the Project Land into a SEZ IT/ITES Park with a built up area of approximately 30,00,000 (thirty lakh) square feet, in the name and style of “Brigade Tech Gardens” (“Project”);

GG.

The Project comprises of towers A (food and beverage, retail and serviced apartments), B1 (SEZ office), B2 (proposed health club and swimming pool), B3 (SEZ office), B4 (convention centre), C1 (SEZ office), C2 (SEZ office), C3 (amphitheater), C4 (SEZ office), and C5 (SEZ office), out of which B1, B3, C1, C2, C4 and C5 are SEZ office space towers and the remaining towers cater to the allied services including food and beverage, proposed serviced apartments (A Block), convention centre (B4), amphitheater (C3), health club and swimming pool (B2) etc;

HH.

Tower B1, having an aggregate super built-up area of 5,58,183 (five lakh fifty eight thousand one hundred and eighty three) square feet and One Basement + Ground + 6 (six) floors each, more fully described in the Second Schedule hereunder written and hereinafter referred to as the said “Building”;

II.

The Lessor has obtained a partial occupancy certificate dated January 23, 2019 bearing No. BBMP/Addl.Dir/ JD North/ 0139/2016-17. By way off the said partial occupancy certificate BBMP has granted permission to occupy inter alia the Building (“Occupancy Certificate”).

JJ.

The Lessor and the Lessee have negotiated for lease of the premises measuring 53,480 (fifty three thousand four hundred eighty) square feet of super built up area situated on Part of 5th (fifth) floor (Unit Nos. 503 and 504) of the Building for housing offices of the Lessee (the said premises is morefully detailed in the Third Schedule hereunder and shall hereinafter be referred to as “Premises”), and pursuant to its negotiations, the Lessor has agreed to lease to the Lessee and the Lessee has agreed to take on lease the Premises in warm shell condition. The Lessor has agreed that the space measuring 15,319 (fifteen thousand three hundred and nineteen) square feet on the 5th (fifth) floor (Unit No. 501) shall be a hard option as stated in Clause 26, and in this regard, have executed a Letter of Intent dated June 14, 2018; and

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/s/ Subrata K C Sharma      /s/ Nirupa Shankar         /s/ Ushassri T S

KK.

Pursuant to the terms of the Letter of Intent, the Parties hereby agree to execute this formal Lease Deed for grant of lease by the Lessor in respect of the Premises and the Car Parking Spaces in favour of the Lessee along with the right to use the common areas in the Building and the Project from the date herein below mentioned, for the Rent reserved and on the terms and conditions stated herein after.

NOW THEREFORE, in consideration of the promises and covenants herein set forth and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.	DEFINITIONS.

Unless the context herein otherwise provides, the following terms shall have the meanings assigned thereto:

1.1

“Affiliates” shall mean any holding or subsidiary company of the Lessor or the Lessee as the case may be, any transferee companies which have resulted from a merger of the Lessor or the Lessee company with another entity as the case may be, and with respect to any entity, any company, corporation, association or other entity, in which, the Lessor or the Lessee, directly or indirectly controls, is controlled by or is under common control with such entity, such control being exercised by the Lessor or the Lessee through its ability to direct the management and policies of the controlled entity through ownership of voting shares of the controlled entity. The term “control” (including without limitation “controlled by” or “under the common control of”) shall mean the direct or indirect ownership of, or power to vote, no less than 51% (fifty one percent) of the voting power of all equity securities or other ownership interests;

1.2

“Applicable Laws” means any and all laws, rules, regulations, ordinances, bye-laws, including any amendments or re-enactments thereto from time to time, orders, directives, codes, judgments, decrees, injunctions, determinations, awards, permits, licences, authorisations, rulings of, agreements with, or by any commission, court or other Government or regulatory authority, instrumentality or forum, whether central, state, local, municipal or judicial, as may be applicable from time to time;

1.3

“Appropriate Authority” shall mean and include Bruhat Bangalore Mahanagara Palike (“BBMP”), Karnataka Industrial Areas Development Board (“KIADB”), Bangalore Development Authority (“BDA”), Bangalore Water Supply and Sewerage Board (“BWSSB”), Bangalore Fire Services Department, Airport Authority of India, Telecommunication Department, Bangalore Electric Supply Company Limited (“BESCOM”), Karnataka State Electrical Inspectorate (Lifts) and/or any other government and or semi-government authorities/ agencies/departments including any and all authorities/ agencies/departments of or

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constituted by local, municipal, state and central government and or under any legislation, ordinance etc. and or any judicial or quasi-judicial authority as may be applicable;

1.4	“Approvals” shall mean all necessary statutory approvals, consents and permissions required to construct and occupy the Building;

1.5	“Building” shall mean the Building as defined in Recital HH above;

1.6	“Business Day(s)” shall mean a day other than Sunday on which scheduled commercial banks are open for normal banking business in Bangalore;

1.7	“Car Parking Rent” shall mean the monthly consideration payable by the Lessee for the use of the Car Parking Space provided by the Lessor to the Lessee as stated in Clause 6.2;

1.8

“Car Parking Spaces” shall mean 71 (seventy one) contiguous numbers mechanical Car Parking Spaces in the basement of the Building calculated in the ratio of 1:750 square feet of Super Built Up Area for the exclusive use of the Lessee;

1.9

“Carpet Area” shall mean the entire office area on each floor of the Building including the external walls of the office units, including column spaces, any dedicated air handling unit rooms, toilet areas and other dedicated areas (such as electrical and telecom rooms) but shall not include open terraces and basement areas for car parking and shall not be less than 75% +/- 2%% of the Super Built Up Area;

1.10	“Common Areas” shall collectively mean the Common Areas of the Building and the Common Areas of the Project defined below;

1.11

“Common Area of the Project” shall mean all areas and facilities located or installed outside of the Building, but within the Project which are installed and provided by the Lessor at its own expense and designated by the Lessor for the general use and convenience of all, some or one of the lessees in the Project, their respective clients, employees, customers and guests including the areas and facilities such as specified in Annexure 1 hereto;

1.12

“Common Area of the Building” shall mean all areas and facilities located or installed within or affixed to the Building, which are installed and provided by the Lessor at its own expense and designated by the Lessor for the general use and convenience of all, some or one of the lessees in the Building, their respective clients, employees, customers and guests, including the areas and facilities such as corridors, hallways, service areas, elevators and elevator lobby, equipment rooms, DG room, electrical room, STP room;

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1.13

“Communications Equipment” shall mean communications devices (including but not limited to satellite dishes, radio masts and other equipment to receive and transmit messages and information) and related equipment and cabling;

1.14

“Encumbrance” shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien (including negative lien), hypothecation, assignment, title retention pertaining to the Premises, any obligation of any Person including without limitation, any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Laws against the Premises, (ii) any right of first offer, or refusal or transfer restriction in favour of any person pertaining to the Premises, and (iii) any adverse claim as to title, possession, access or use of the Premises;

1.15

“Force Majeure Event” shall mean storm, earthquake, hurricane, tornado, flood or other acts of God, fire or other casualty or accident, strikes,(not due to any act, neglect or default of the Lessor), war or other violence, act of terrorism, insurrection, epidemics, quarantine restrictions or other public health restrictions, any law, or regulation of any government, governmental delay, or any act or condition whatsoever beyond the reasonable control of Lessor;

1.16	“Handover Date for Fitouts” shall mean February 01, 2019 being the date of handover of the Premises completed as per Warm Shell Specifications as provided in Annexure 3;

1.17	“Initial Term” shall mean lease for a term of 10 (ten) years from Lease Commencement Date;

1.18	“Letter of Intent/LOI” shall mean the letter of intent dated June 14, 2018 executed between the Parties;

1.19	“Lease Commencement Date” shall mean the Handover Date for Fitouts i.e. February 01, 2019;

1.20	“Lease Deed” shall mean this document;

1.21	“Lock-in Period” shall have the meaning ascribed to it in Clause 5 herein;

1.22	“Maintenance Agency” shall mean the property management company, who are the exclusive and designated maintenance manager of the Project;

1.23	“Maintenance Charges” shall mean the charges towards the Maintenance Services to be paid to the Maintenance Agency, as stated in Clause 15.2;

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1.24	“Maintenance Services” shall mean all the services agreed to be provided by the Maintenance Agency as per Annexure 2 attached hereto;

1.25	“Occupancy Certificate” shall mean the Occupancy Certificate as defined in Recital II above;;

1.26	“Parties” shall mean Lessor and Lessee collectively and “Party” shall mean the Lessor or the Lessee individually;

1.27	“Premises” shall mean the Premises defined in Recital JJ above constructed as per the Warm Shell Specifications;

1.28	“Rent” shall mean the monthly consideration, being the sum of the Premises Rent as stated in Clause 6.1 hereof and the Car Parking Rent as stated in Clause 6.2;

1.29	“Rent Commencement Date” shall mean 5 (five) months from the Lease Commencement Date accordingly Rent Commencement Date shall be July 01, 2019

1.30

“Rent Free Period” shall mean the period between the Lease Commencement Date and the Rent Commencement Date, which period shall be used by the Lessee to carry out the Lessee’s Improvements at the Premises in accordance with Clause 18;

1.31	“Renewal Term” After initial Lease Period of 10 (ten) years, lease can be renewed for further period as stated in Clause 4.2;

1.32	“Security Deposit” shall mean the interest free refundable security deposit paid by the Lessee to the Lessor as per Clause 7 hereof;

1.33

“SEZ Approval” means the approval obtained by the Lessee under Section 15 of the SEZ Act read with Chapter III of the SEZ Rules on or before the Lease Commencement Date to use the Premises as its office space;

1.34

“Super Built Up Area” shall, in respect of the Premises, mean: (i) the built up area of the Premises including all external walls; (ii) balconies and sit outs, if any; (iii) the proportionate share in all the Common Areas, amenities and services of the Building; (iv) amenities and services provided in the terrace floor of the Building, but does not include external staircases, terrace areas, basements, stilt floors and parking spaces (but includes the service areas);

1.35	“Taxes” shall mean the taxes and other dues described in Clause 9;

1.36	“Term” shall mean the Initial Term stated in Clause 4.1 and shall include the Renewal Term/s stated in Clause 4.2 if the Lessee exercises its renewal option;

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1.37	“Utilities” shall mean the supply of raw power, back-up power, HVAC cold water supply, water supply to the Premises and Common Areas as provided in Clauses 13, 14, and 15;

1.38	“Utilities Charges” shall mean the charges payable by the Lessee for the use of Utilities as provided in Clauses 13, 14 and 15 below; and

1.39	“Warm Shell Specifications” shall mean the specifications as per the Annexure 3 attached hereto for the Premises and the Building.

2.	INTERPRETATION.

In construing this Lease Deed:

2.1.	The headings are inserted for ease of reference only and shall not affect the construction or interpretation of this Lease deed;

2.2.	References to one gender includes all genders;

2.3.	Any reference to any enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted at the relevant time;

2.4.	Words in the singular shall include the plural and vice versa;

2.5.

References to an “agreement” including this Lease Deed or “document” shall be construed as a reference to such agreement or document along with the schedules and annexures attached hereto, as the same may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document and, if applicable, of this Lease Deed with respect to amendments and in the events of inconsistency between the provisions of this Lease Deed and the schedules or annexures, the provisions of this Lease Deed shall take precedence;

2.6.

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by including the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of such period is not a Business Day;

2.7.

Unless otherwise specified, whenever any payment is to be made or action taken under this Lease Deed is required to be made or taken on a day other than a Business Day such payment shall be made or action taken on the next Business Day;

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2.8.

The words “include”, “including”, or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the examples of a similar kind apply;

2.9.	The terms “herein”, “hereof”, “hereto”, “hereunder” and words of similar purport refer to this Lease Deed as a whole;

2.10.

Any consents to be given by the Parties pursuant to or in accordance with this Lease Deed unless otherwise provided in the Lease Deed shall be at the sole discretion of such Party and shall always be in writing;

2.11.

References to the knowledge of any Person shall mean the actual knowledge of such Person after making all due diligence inquiries and investigations which would be expected or required from a person of ordinary prudence; and

2.12.

No provisions of this Lease Deed shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

3.	GRANT OF LEASE AND HANDOVER OF POSSESSION.

3.1.

In consideration of the Lessee, depositing the amounts payable towards the Security Deposit, agreeing to pay the Rent hereby reserved and complying with the terms of this Lease Deed, the Lessor hereby grants the lease to the Lessee, and the Lessee hereby agrees to take on lease from the Lessor, the Premises together with the Car Parking Spaces and the right to use the common areas in the Building and the Project for the Term.

3.2.

The Lessor hereby confirms that the delivery of possession of the Premises along with the Car Parking Spaces shall be handed over by the Lessor to the Lessee on the Handover Date for Fitouts. The Carpet Area of the Premises shall be 75% of the Super Built Up Area with an acceptable variance of +/- 2%.

3.3.

Prior to the Handover Date for Fitouts, the Parties have conducted a joint inspection and measurement of the Premises, and have confirmed that the Carpet Area of the Premises is at 75% +/- 2% efficiency of the Super Built Up Area.

3.4.	The Lessor hereby confirms that the Lessor will abide by the timelines for providing the amenities being provided to the Premises as specified in Annexure 4.

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3.5.	The Lessor on the Handover Date for Fitouts has handed over possession of the Premises to the Lessee in accordance with the Warm Shell Specifications as per the Annexure 3.

4.	DURATION OF LEASE.

4.1.	Initial Term. The lease of the Premises shall commence on the Lease Commencement Date and shall be for a period of 10 (ten) years thereafter (the “Initial Term”).

4.2.

Renewal Term. After the initial Term, lease can be renewed at sole option of the Lessee for a further period on mutually agreeable lease terms as per market terms including the Security Deposit being topped up to match 9 (nine) months’ deposit. The Lessee shall provide the Lessor a written notice of the Lessee’s intention to renew the lease, 6 (six) months prior to the expiry of the Initial Term. It is categorically agreed to between the Parties that any such renewal shall only be validly operational and come into effect only upon execution and registration of a fresh lease deed which shall be done at least 60 (sixty) days before the expiry of the Initial Term by efflux of time.

5.	LOCK-IN PERIOD.

5.1.

The Parties hereby agree that the Lessee shall not be entitled to terminate the Lease for a period of 3 (three) years from the Lease Commencement Date (the “Lock-In Period”), save and except as provided in Clauses 27.2 and 29. If the Lessee terminates the Lease during the Lock-In Period for reason other than as provided in Clauses 27.2 and 29 or the Lease is terminated by the Lessor as provided in Clauses 27.3 and 27.4, the Lessee shall become liable to pay the Rent payable for the remainder of the Lock-In Period as compensation (“Unexpired Rent”), which have been agreed between the Parties hereto as pre-determined damages that would be suffered by the Lessor and neither the Lessor nor the Lessee shall question the quantum of the Unexpired Rent. It is clarified that if the lease is terminated by the Lessee for reasons under Clauses 27.2 and 29, the Lessee will not be liable to pay the Unexpired Rent.

6.	RENT.

6.1.	The Lessee agrees to pay the Lessor, subject to statutory deductions, rent of Rs.51/- (Rupees Fifty One Only) per square feet per month (the “Premises Rent”).

6.2.	The Lessee shall pay the Lessor rent of Rs. 3250/- (Three Thousand Two Hundred Fifty Only) per Car Parking Space per month (the “Car Parking Rent”).

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Payment of Rent (the “Rent”, being the Premises Rent and Car Parking Rent.) From the Rent Commencement Date and throughout the Term, the Lessee shall pay the Rent monthly in advance on or before the 10th (tenth) Business Day of each calendar month in respect of which the same are due (the “Due Date”). The Lessee shall deposit the Rent to Lessor’s ICICI bank account No. 000205026622 and any changes to the bank account to which the Rent is required to be credited, shall be intimated to the Lessee atleast 30 (thirty) days in advance throughout the Term with a written consent from ICICI bank for change in crediting the Rent to such other bank account as required by the Lessor.

6.3.

Pro rata Payment. If the Rent Commencement Date is other than the 1st (first) day of a calendar month, then the Rent for such partial month shall be prorated on a daily basis, based on the actual number of days remaining in such month and shall be payable on the Rent Commencement Date.

6.4.

Escalation. The Parties hereby agree that during the Term and effective from the Rent Commencement Date, the Rent payable shall stand escalated by 15% (fifteen percent) at the end of every 3 (three) years on the Premises Rent and 12% (twelve percent) at the end of every 3 (three) years on Carpark Rent calculated on the last paid Rent.

7.	SECURITY DEPOSIT.

7.1.

Security Deposit. The Lessee, for the due performance of its obligations herein, has agreed to maintain with the Lessor an interest free refundable security deposit equal to 9 (nine) months’ Premises and Carpark Rent, amounting to Rs. 2,66,24,070/- (Rupees Two Crores Sixty Six Lakhs Twenty Four Thousand and Seventy only) (the “Security Deposit”).

7.2.	Payment of Security Deposit. The Parties acknowledge and confirm that the aforesaid Security Deposit amount has been paid by the Lessee to the Lessor in manner as set out below:

(i)

Sum of Rs. 54,54,960/- (Rupees Fifty Four Lakhs Fifty Four Thousand Nine Hundred and Sixty only), equivalent to 2 (two) months Premises Rent has been deposited with the Lessor at the time of signing of the LOI by means of wire transfer bearing transaction reference No. 186K81115FMD2Q28 dated June 20, 2018 the receipt whereof the Lessor hereby acknowledges; and

(ii)

A sum of Rs.2,11,69,110/- (Rupees Two Crores Eleven Lakhs Sixty Nine Thousand One Hundred and Ten only), equivalent to 7 (seven) months Premises Rent and 9 (nine) months Car Park Rent has been deposited with the Lessor simultaneously with the execution of this Lease Deed, the receipt whereof the Lessor hereby acknowledges.

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7.3.

Refund of Security Deposit. On the expiry or earlier termination of the lease of the Premises, the Lessor shall, simultaneously with the Lessee delivering physical and vacant possession of the Premises to the Lessor, refund the Security Deposit to the Lessee, subject to adjustments of any arrears of Rent and/or Utilities Charges and/or Maintenance Charges, payable by the Lessee under the Lease Deed or towards any damages to the Premises due to Lessee’s acts of omission or commission (normal wear and tear exempted).

7.4.

Failure to refund the Security Deposit. If the Lessor fails to refund the Security Deposit or any portion thereof in terms of Clause 7.3 above despite the Lessee offering to handover the possession of the said Premises, then without prejudice to the Lessee’s right to recover the same, the Lessee shall hold back / retain constructive possession of the Premises without the payment of any Rent and Maintenance Charges from the date of expiry of the Term or the early termination of the lease of the Premises to the date of actual repayment of the amounts toward the Security Deposit along with an interest at the rate of 18% per annum from the date on which the Security Deposit is due till the date of actual refund to the Lessee. Such remaining in possession of the Premises by the Lessee shall not constitute a default by the Lessee of the lease provided such that the Lessee does not conduct business out of the Premises during such period. However, the Lessee shall bear the Utilities Charges for the Premises during the possession of the Premises.

8.	TAX DEDUCTIONS.

8.1.

The Lessee shall deduct tax at source as may be applicable under the Applicable Laws on all payments to the Lessor. The Lessee shall provide tax deduction at source certificates to the Lessor within 3 (three) months from closure of each financial year.

8.2.

In the event of termination or early expiry of the lease, the Lessee shall pay to the Government all outstanding amounts of TDS from the Rent, Maintenance Charges and other amounts payable under this Lease Deed, for the period ending with the termination of the lease and issue to the Lessor, the necessary certificate denoting the amount of TDS in accordance with the Applicable Laws.

8.3.

The Lessor shall give the Lessee a valid tax invoice in accordance with the Goods and Service Tax Act, 2016 (“GST Act”) showing the applicable GST payable on the Rent and Utilities Charges. The Lessor is solely responsible to remit the GST amount collected from the Lessee with the tax collection authority within the prescribed timeline as per the GST Act. The Lessor shall cooperate with the Lessee and assist the Lessee to claim timely input tax credit. It shall be the sole responsibility of the Lessee to inform the Lessor in writing about the address and GSTN on which such invoices have to be raised by the Lessor in accordance with

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GST provision of place of service. Notwithstanding anything contained under this Clause, all income tax liabilities of the Lessor under Income Tax Act, 1961, arising in connection with or out of this lease shall be the responsibility of the Lessor.

9.	PAYMENT OF TAXES.

9.1.

Property Tax: The Lessor will be solely liable to pay all past, present and future rates, taxes, cesses, assessments and other outgoings with respect to the Premises and the Project Land, including but not restricted to, land tax, building tax, corporation and house tax, property tax and municipal tax (“Property Taxes”) as applicable. In the event of default in payment of Property Taxes and if the same is demanded from the Lessee, the Lessee, at its discretion, shall pay and recover such amounts by deducting from the immediate Rents payable by the Lessee.

9.2.

Taxes on Rents and Utilities Charges paid by the Lessee: Any tax in the nature of Goods and Service Tax or any other tax as may be applicable which is incidental on the payment of Rent and Utilities Charges other than: (i) income tax or any company/corporate taxes which may be directly levied upon the Lessor whatsoever; or (ii) Property Tax as set out in Clause 9.1 above, shall be paid by the Lessee along with the Rent and Utilities Charges.

10.	LESSOR’S REPRESENTATIONS AND WARRANTIES.

10.1.	The Lessor represents and warrants as under that:

(i)

The Lessor (a) is the sole and absolute owner of the Project Land, Building and the Premises, having valid title and ownership right thereto; (b) has the absolute, right, authority and power to grant a lease of the Premises and the Car Parking Spaces to the Lessee upon the terms and conditions herein contained; (c) that there are no legal impediments of any nature whatsoever in leasing the Premises and the Car Parking Spaces; (d) has not created any encumbrance, lien or charge on the Premises, save and except for the project loan taken by Lessor from ICICI Bank for which a no-objection certificate dated 15th October 2018 is provided by the Lessor (e) that the Lessee shall have uninterrupted, quiet, peaceful, physical, vacant and legal possession of the Premises, Car Parking Spaces and right to use the Common Areas; and (f) is entitled to develop the Project Land, develop and construct the Project and the Building on the Project Land and let out the Premises to the Lessee on lease in accordance with the terms hereof;

(ii)

The Building (including the Premises) has been constructed pursuant to (a) the plan sanctioned by the concerned Appropriate Authorities and (b) the Warm Shell Specifications and there exists no deviations from the sanctioned plan beyond permissible limits;

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(iii)

Other than this Lease Deed, the Lessor has not entered into any letter of intent, memorandum of understanding or agreement or arrangement of any nature whatsoever, oral or written with any third party in respect of selling and or leasing or otherwise transferring the Premises;

(iv)

All approvals, consents and permissions necessary under the Applicable Laws for the construction and occupation of the Premises have been obtained by the Lessor including any approval required to be obtained by the Lessor under the SEZ Act (on or before the Lease Commencement Date);

(v)

There exists no claims, actions, litigations, arbitrations, land acquisition proceedings, garnishee or any process issued by any court or authority including the competent authority under the Income Tax Act, 1961 or other proceedings whatsoever relating to the Premises;

(vi)

The Lessee, its agents, representatives, employees and guests shall have unrestricted, unlimited and unimpaired access and the use of, the Premises at all times, during the day or the night for 24 (twenty four) hours a day, 7 (seven) days a week basis in all 365 (three hundred and sixty five) days of the year during the Term;

(vii)

The electricity, water and sewerage connections have been provided to the Premises before the Lease Commencement Date and each such connection is fully functional from the Lease Commencement Date and maintained so during the Term;

(viii)

The Lessor shall be liable to pay all property taxes, Utilities and Maintenance Charges, if any, in respect of the Premises prior to handing over of the Premises to the Lessee and shall be liable to pay the Property Taxes promptly and regularly throughout the Term. It is, however, clarified that on and from the from the Lease Commencement Date, the Lessee shall pay all the Utilities Charges and Maintenance Charges in accordance with Clauses 13, 14 and 15;

(ix)

The Lessee, on paying the Rent, Utilities Charges, Maintenance Charges on the respective due dates thereof and in the manner herein provided and on observing and performing the covenants, conditions and stipulations contained herein and on its part being observed and performed, shall be entitled to unimpeded, quiet, peaceful possession, use and occupation of the Premises and the Car Parking Spaces at all times during the Term, without any let, obstruction, eviction, interruption and/or disturbance, claim and demand whatsoever by the Lessor or any person or persons lawfully or equitably claiming by, from, under or in trust for it; and

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(x)

The Lessor shall keep and maintain the Premises in wind and water tight condition and shall maintain the water and sanitary pipes, electric wiring, High Side Air Conditioning for the Premises in good condition.

(xi)	The Lessor has passed all the required board resolutions for the execution of this Lease Deed.

10.2.

The Lessor confirms that the abovementioned representations, warranties and covenants are accurate and true, and based on the abovementioned representations, covenants, warranties and undertakings made by the Lessor to the Lessee, and believing the same to be true and correct, the Lessee has entered into this Lease Deed. It is the agreement of the Parties that the representations, warranties, and covenants made herein by the Lessor shall not be affected or deemed waived by reason of any investigation/due diligence undertaken by or on behalf of the Lessee, unless specifically disclosed by the Lessor, or by reason of the Lessee or any of its advisors, agents, consultants or representatives knowing or should have known that any such representation or warranty or covenant is or might be inaccurate or untrue.

11.	LESSOR’S OBLIGATIONS.

(i)

The Lessor shall allow the Lessee to install the Communication Equipment as required for its business needs and the Lessor shall provide the space for installation of the same at the terrace and other appropriate places in the building subject to technical feasibility. The Lessee confirms that the height of the Communication Equipment shall not exceed the height restrictions as per Airport Authority of India and HAL norms;

(ii)

The Lessor shall as per applicable environmental laws obtain the consent to operate the Building from the Karnataka State Pollution Control Board within March 31, 2019 and upon receipt of such consent, hand over a copy of such consent to the Lessee.

(iii)

The Lessor shall allow the Lessee to apply for, obtain and install as many telephone/ fax/ data transmission lines in the Premises as it may deem necessary for its business purposes in its own name and at its own cost. On receipt of a request from the Lessee, the Lessor, without imposing any conditions, shall execute such documents as may be required by the Lessee for applying, obtaining and installing such telephone/ fax/ data transmission lines;

(iv)

The Lessor shall provide space within the Building for installing additional air-conditioning units to cater to needs of the Lessee’s business operations. It is however clarified that the Lessee shall use such space without affecting the elevation and aesthetics of the Building and shall be in accordance with the Applicable Laws;

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(v)

The Lessor shall allow the Lessee to make and effect upon the Premises such renovations, additions, alterations and changes as the Lessee may deem necessary, incidental or advantageous for the conduct of its business without any building structural damages; and

(vi)

The Lessor shall allow the Lessee to use and enjoy along with other occupants the entrances, staircase, landings, corridors, road and passage in and outside the Premises hereto and the right of ingress to and egress from the Premises and the Car Parking Spaces so far as the same are necessary for the enjoyment of the Premises and the Car Parking Spaces by the Lessee, its customers, servants, agents, visitors and invitees.

12.	LESSEE’S REPRESENTATIONS AND WARRANTIES.

The Lessee represents and warrants the following:

(i)

The Lessee shall, from the Rent Commencement Date, pay the Rent payable on its due date without any delay or demand and pay the Utilities Charges and Maintenance Charges to the Maintenance Agency within the prescribed time frame commencing from the Lease Commencement Date;

(ii)

The Lessee shall permit the Lessor or Maintenance Agency and their representatives to enter the Premises for the purpose of inspection or rendering Maintenance Services, at normal working hours, after prior notice of 24 hours, except in the events of bona fide emergency, where notice is not required to be provided. It is clarified that during such inspection, if the Lessor finds any defect in the condition of the Premises caused by any act or default on the part of the Lessee or its representatives, the Lessor shall provide notice of such defect and the Lessee shall be bound to rectify such defect within mutually agreed time lines from such notice; failing which the same shall be considered as a breach on part of the Lessee;

(iii)

The Lessee shall always observe and perform all the terms and conditions, covenants and provisions on which the Premises is agreed to be given on lease. It shall not do, omit or knowingly suffer to be done anything whereby the right of the Lessor to the Premises is violated, forfeited, jeopardized or extinguished;

(iv)	The Lessee shall be responsible for the safety and security of all its materials, equipment and goods;

(v)	The Lessee shall not store any hazardous or inflammable items without securing all statutory permission and fully implementing safety regulation

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required for the said purpose and shall comply with the safety measures as may be reasonably and properly recommended by the Lessor;

(vi)

The Lessee shall use the Premises with due care and caution, except reasonable wear and tear, and not do anything that would diminish the value of the Premises/ building or permit anything to be done that is contrary to any of the terms of this Lease Deed or provision of any Applicable Law for the time being in force;

(vii)

The Lessee shall use the Premises for the permitted business and such allied purposes abiding by all Applicable Laws, apply for and keep up-to-date all requisite approvals as may be required to carry on its business activities in or in relation to the Premises as per Applicable Laws and not carry on any activities which are unlawful, illegal or dangerous; and

(viii)

The Lessee shall not do or suffer to be done in or in relation to the Premises anything which may cause nuisance, annoyance or disturbance to or interferes with the quiet use, enjoyment and comfort of the Lessor or the other occupants of the Building and Project.

13.	ELECTRICITY.

13.1.

Raw Power. The Lessor shall provide raw electrical power of upto 0.8 KVA for every 100 (one hundred) square feet of Super Built Up Area of the Premises and that such power is supplied by Bangalore Electricity Supply Company Limited (“BESCOM”) and available on the Lease Commencement Date. In the event the Lessee requires a power load greater than the power load agreed herein the Lessor shall, upon the Lessee's request, and subject to feasibility, provide the additional load to the Premises for both main supply and back up. In the event that the Lessee’s request is any time before the Rent commencement Date, the Lessee shall pay one time additional charges to the Lessor equivalent to Rs. 50,000/- (Rupees Fifty Thousand) per KVA for both main supply and back up. In the event that the Lessee’s request is after the Rent Commencement Date, the Parties shall mutually agree on the infrastructure cost to be paid by the Lessee for availing such additional power.

13.2.

Power Consumption Charges. The Lessee shall from the Lease Commencement Date bear and pay the electricity charges (based on HT rates) allocable to the Premises based on bills issued by Maintenance Agency with regard to actual consumption of power in the Premises by the Lessee as per the reading in the separate meter at rates as applicable to units in SEZ. The Lessee has been made aware that BESCOM has provided a single meter to the whole Building and from that meter, power to the whole Premises would be provided under a separate sub-meter for the Premises. In the event of the Lessee failing to pay the consumption charges for its use of the electricity for continuous period of 2 (two) months Lessor

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may without prejudice to the right to terminate the lease in terms of Clause 27.3, at its discretion and under a written notice to the Lessee, pay such charges to ensure that the electricity supply is not disrupted which will thereby affect the entire Building in which the Premises is situated. The Lessee shall forthwith become liable to pay the amounts paid by the Lessor with interest thereon at the rate of 18% per annum from the date of the Lessor having paid the amounts to the Appropriate Authority. The Maintenance Agency/ Lessor shall be responsible for prompt and timely payment of power consumption charges to BESCOM. In the event there is any default in payment of electricity charges by the Maintenance Agency/ Lessor for any reasons not attributable to the Lessee, resulting in disruption of power supply to the Premises by BESCOM, the Lessor/ Maintenance Agency, shall take appropriate measures to restore the power supply immediately within2 (two) days such that the Lessee is ensured of continuous power supply. However in the event the said power is not restored within said 2 (two) days from disruption then the Lessor shall, as an alternative, provide electricity through common DG, and the Lessee shall for consumption of such alternate power, pay the Lessor the rate applicable for HT electricity connection of BESCOM. However further, it is clarified that the BESCOM rates shall not be applicable if the power through DG supplied is due to any load shedding which shall be as per the diesel consumption rates.

13.3.

Monthly Minimum Deposit. The Lessor has informed the Lessee that BESCOM charges a minimum deposit relatable to the power consumption (“MMD”) and presently such demand for deposit is a 3 (three) months’ consumption charges as MMD. The obligation to pay the MMD or the enhancements in MMD as charged by BESCOM from time to time during the Term shall be of the Lessee. The Lessee shall pay the MMD and/or the enhancements in MMD within the time period stipulated for such payment as stated in the demand for the same made by BESCOM. Failure of the Lessee to pay the MMD and/or enhancements in MMD within the stipulated timeframe as aforesaid shall be construed as breach by the Lessee. The Lessor, without prejudice to its right to terminate, may at its discretion, pay the MMD and/or enhancements in MMD to BESCOM and in such event the Lessee shall become liable to reimburse to the Lessor the amounts paid by the Lessor towards MMD and/or enhancements in MMD along with an interest of 18% per annum from the date of payment by the Lessor within a period of 15 (fifteen) days thereof. In the event, the MMD and/or the enhancements in MMD is required to be paid in the name of the Lessor, the Lessee shall pay the said amounts in the name of Lessor and it shall be the obligation of the Lessor to refund the same in full without any interest on the same to the Lessee on termination of the Lease along with the refund of the Security Deposit. The Lessor will be entitled to recover such MMD / enhancements in MMD from the BESCOM as and when the BESCOM becomes liable to refund the same.

13.4.	Power Backup. The Lessor shall provide 100% (one hundred percent) backup power for the Premises through diesel generator sets. The Lessee shall pay the

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Maintenance Agency for consumption of backup power through diesel generator based on actual consumption of diesel cost. The charges will be based on the meter reading for the back-up power provided for the Premises. It is further expressly clarified that such charges shall only be payable by the Lessee as regards the Premises and shall not include charges for backup power designated for the Common Areas and cafeteria, which shall be paid by Lessee as per actuals on proportionate basis to be paid by the Lessee.

13.5.

Maintenance of Power Equipment. The Lessee has been made aware that there would be planned shut-down of power backup equipment for the purpose of maintenance during which backup power will not be available. The Lessee shall not object to such planned shut-downs which shall, as far as possible, be conducted only on weekends, non-Business Days or during non-peak hours, after providing to the Lessee prior written notice of 30 (thirty) Days.

13.6.

HVAC Systems. The Lessor shall provide the comfort AC to maintain office temperature of 23 (twenty three) degree Celsius +/- 1 (one) degree Celsius i.e. HVAC tonnage of upto 1TR for every 500 (five hundred) square feet on the Super Built Up Area. The Lessee will be liable to pay the consumption charges for the provision of air conditioning based on the chilled water consumption metered through BTU Meter.

14.	WATER AND SEWERAGE.

14.1.

The Building has been provided with sewerage connections in accordance with Applicable Laws. The Lessor shall arrange for water to meet the needs of the Premises including water for toilets, maintenance and housekeeping, and other purposes except drinking. Such water supply shall be either from the Bangalore Water Supply and Sewerage Board and or tankers or any other source. The Lessee shall pay the water consumption charges for the Premises and Common Areas including common cafeteria as per actuals on a proportionate basis to be paid by the Lessee.

15.	MAINTENANCE AND REPAIRS.

15.1.

Maintenance Services. The Lessor shall provide Maintenance Services as detailed in Annexure 2 either by itself or through a Maintenance Agency. In the event, the Maintenance Services are being delivered by the Maintenance Agency, the Maintenance Agency shall raise the invoices for the Maintenance Charges and for the Utilities Charges and collect the same directly from the occupants of the Project. Any breach by the Maintenance Agency shall be deemed to be a breach by the Lessor under this Lease Deed and consequences under Clause 28.2 shall follow.

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15.2.

Maintenance Charges. The Lessee shall pay the Maintenance Agency monthly Maintenance Charges commencing from the Rent Commencement Date or the Date on which Lessee starts their operations whichever is earlier.as set out in the Maintenance Agreement, which the Lessor has informed the Lessee is based on actual cost plus 15% (fifteen percent) management fee plus taxes. Presently estimated monthly maintenance charge for is Rs. 9/- (Rupees Nine only) per square feet of Super Built Up Area per month which is exclusive of goods and service tax. However, all variables like power consumption charges including DG Backup, water charges and other consumables for the Common Area including common cafeteria and campus maintenance, if any, will be extra as per actuals on proportionate basis to be paid by the Lessee.

15.3.

Structural Repairs by Lessor. The Lessor shall take care of (or cause to be taken care of) any major repairs to the Building or Utilities which may be in the nature of structural repairs to the Building / Premises, or to any of the sewage systems/pipes / water pipe / electrical installation, leakages excluding dampening in the Building and/ or Premises. The Lessor shall, on being notified of such structural repairs, take up the same immediately and complete the same promptly. In the event, any such structural repair is required due to any act of default or gross negligence of the Lessee, the Lessee shall be liable to bear the cost of such repairs.

15.4.

Maintenance by Lessee. The Lessee shall carry out and be responsible for routine maintenance of the interiors of the warm shell Premises including the AMCs for the AHUs provided by the Lessor for Lessee’ use.

16.	QUIET ENJOYMENT AND USE OF THE PREMISES.

16.1.	Use of Premises.

(i)

The Lessor covenants and agrees that, upon the Lessee paying the Rent, Maintenance Charges, Utilities Charges and observing the terms, covenants and conditions of the Lease, the Lessee will be entitled lawfully, peaceably and quietly hold, occupy and enjoy the Premises along with the use of the Common Areas on a 7 (seven) days a week, 24 (twenty four) hours a day, 365 (three hundred and sixty five) days a year basis, without any hindrance, obstruction and at no extra charge, subject to the rules and regulations applicable to the use of such Common Areas as prescribed by the Lessor, during the Term;

16.2.	Car Parking Spaces.

(i)	The Car Parking Spaces for the Premises shall be contiguous and are for the exclusive use of the Lessee at all times during the Term;

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(ii)	The Car Parking Spaces shall be utilized only for parking of four-wheeler vehicles and two-wheeler vehicles;

(iii)

The Lessor shall not be responsible for damage or loss to possessions or items left in Lessee’s vehicles or any damage to Lessee’s vehicles, whether or not such damage is caused by other vehicle(s) or person(s) in the parking lot, unless for any reason attributable directly to the Lessor.

17.	BAR ON STRUCTURAL ALTERATIONS.

17.1.

The Lessee shall not make any structural addition or alteration to the Premises/ Building. The Lessee shall not make any alteration to any of the electrical or plumbing lines or to the Premises or relocation of any electrical fitting, wiring or relocation of any of the plumbing lines without prior written approval from the Lessor.

18.	LESSEE’S IMPROVEMENTS.

The Lessee is, during the Rent Free Period, entitled to carry out its interior works which are in the nature of non-structural alterations, in a good workmanlike, safe and sound manner within the Premises (the “Lessee Improvements”) in compliance with Applicable Laws, at its cost and using such contractors as are selected by it without making any changes to the fixed fittings and fixtures belonging to the Lessor in the Premises and Common Areas. Any permissions or authorizations required to be obtained for the Lessee Improvements shall be the Lessee’s sole responsibility and cost. The Lessor acknowledges that the Lessee shall at all times be the sole owner of all Lessee Improvements and the Lessee will be liable to remove and take away all the Lessee Improvements before handing over the Premises on termination of the Lease. If any damage is caused to the Premises or any of the Common Areas whilst removing or transporting such Lessee Improvement, subject to normal wear and tear, the Lessee shall repair such damage at its cost, failing which the cost for repair of the same shall be deducted from the Security Deposit. The Lessee is entitled to carry out the fit-outs as it deems necessary in order to utilize the Premises consistent with its business purposes and the same shall be intimated to the Lessor prior to commencement of any such work. The Lessee shall ensure that it shall not cause any nuisance to the other occupants/tenants of the Larger Property including the Building. The Lessee shall also ensure that any such work carried out shall not affect the structural stability of the Building and shall not be permanent in nature.

19.	SIGNAGE.

Signage for Lessee will be provided in the Common Directory at the Reception Lobby. The Lessee shall bear the cost of installation of any signage in terms of this Clause and all statutory municipal taxes payable on such signage, if any.

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20.	TITLE- OWNERSHIP.

20.1.

Save as provided in this Lease Deed other than for the leasehold rights and interest granted hereunder, no right, title or interest in the Premises and the Car Parking Spaces shall pass/be transferred to the Lessee by virtue of these presents or otherwise.

21.	ASSIGNMENT AND SUBLETTING.

21.1.

The Lessee may, subject to the prevailing rules and regulation pertaining to such assignment under the SEZ Act and SEZ Rules, assign the lease of the Premises and the Car Parking Spaces or sublease, license the entire / portion of the Premises and the Car Parking Spaces without prior written approval and consent of the Lessor, to its Affiliates.

21.2.

The Lessee shall not assign its rights and obligation under this Lease Deed or sublease the Premises and/or the Car Parking Spaces to any third party pertaining to the Premises or any part thereof without prior written consent of the Lessor, which consent shall not be unreasonably withheld.

21.3.

Notwithstanding anything contained in the permission having been granted by the Lessor in this Clause, the Lessee shall continue to be responsible for all obligations under the lease including the payment of the Rent and any implication of the stamp duty and registration of such assignment / sublease / license shall be borne and paid by the Lessee. Any assignment and/or sub lease granted pursuant to the terms hereof, shall be co-terminus with this Lease Deed (including renewal, if any) between the Lessor and the Lessee.

21.4.

The Lessee will be required to furnish certified copy of the assignment deed or the sub lease deed (which will be registered under Applicable Laws) or license agreement, that would be executed in terms of Clause 21.1.

22.	ASSIGNMENT MORTGAGE- RENTAL DISCOUNTING BY THE LESSOR.

22.1.

Assignment by the Lessor: The Lessor, shall have the right to assign or otherwise alienate its interest (“Transfer”) in the Premises to any Third Party, except to the competitors of the Lessee listed in Annexure 5 of this Lease Deed (“Lessee Competitors”). The Lessor further agrees not to lease the 4th floor in Block B1 to the Lessee Competitors. The Lessor further shall ensure that such assignment /transfer/ charge/ encumbrance of the Premises shall not affect the rights of the Lessee under this Lease Deed. The Parties hereby agree that in the event of such Transfer, the Lessee will attorn the leasehold rights granted under this Lease Deed in favour of the Transferee on receipt of the letter of attornment from the Lessor

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calling upon the Lessee to attorn the leasehold rights in favour of the Transferee accompanied by an undertaking from the Transferee to comply with the terms and condition of the lease, including but not limited to the refunding of the Security Deposit in terms hereof. However, all such cost for execution of attornment and or other such agreement shall be at the sole cost of the Lessor/ Transferee. In the event any party desires to execute a fresh lease deed pursuant to the assignment by the Lessor for their internal purposes, the cost for execution and registration of such fresh lease deed shall be borne by the desired Party On the attornment being complete the Lessor will have no rights or obligation hereunder.

22.2.

Mortgage -Rental Discounting. The Lessor shall be entitled to seek any mortgage or rental discounting facility from any bank or financial institution against the security of the Premises and or Rent, without in any manner affecting the rights of the Lessee to use and occupy the Premises during the Term. The Lessor shall provide the Lessee with details as regards the entity to whom the Rent would be payable and undertakes to discharge the Lessee from all claims on payment of Rent to the identified entity. In the event such bank or financial institution requires any no objection certificate/ letter for these purposes, the Lessee shall provide the same.

23.	DEFAULT IN PAYMENT OF RENT AND/OR UTILITIES CHARGES.

23.1.

Any delay / default in payment of the Rent and/or Utilities Charges for a continuous period of 2 (two) months as payable by the Lessee on its due date shall be construed as breach, and without prejudice to the rights of the Lessor set out in Clause 27.3, the Lessee shall be liable to pay the outstanding Rent and/or Utilities Charges with interest thereon at the rate of 18% per annum from the due date till payment or recovery of such amounts.

24.	INSURANCE.

24.1.

During the Term, the Lessor shall at its cost, take out and maintain appropriate insurance cover for the Premises and the Utilities provided in the Building and the Project with a reputed insurance company against all insurable risks, including without limitation, for repair and replacement thereof, natural disasters, fires, floods, acts of God, acts of terrorism, acts of war and other hostilities, civil commotion and aerial and other accidents, including, damage to and destruction of the whole or any portion of the Premises due to any of the risks listed herein, on a full replacement basis. The Lessor shall furnish the copies of the policies and renewal thereof.

24.2.

During the Term, the Lessee shall, at its sole cost and expense, obtain and maintain the appropriate and adequate insurance coverage for furniture, fixture, equipment and storages of items against theft, burglary, fire, riot and third party claims and all liability of the Lessee and its authorized agents, employees and/or representatives arising out of and in connection with the Lessee’s use and

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occupancy of the Premises and the Lessor shall not be held responsible for any such losses whatsoever in nature, unless such loss is caused by default and negligence of the Lessor and/or its authorized agents, employees and/or representatives.

25.	INDEMNIFICATION.

25.1.

Lessee’s Indemnification. Notwithstanding anything to the contrary contained herein, the Lessee will indemnify, defend and hold the Lessor, its directors, employees and/or agents harmless during the Term against any demands, claims, actions or proceedings that may be initiated against the Lessor due to any act of commission or omission of the Lessee resulting in violation of its duty or obligation under Applicable Law and the terms and conditions of this Lease Deed.

25.2.

Lessor’s Indemnification. Notwithstanding anything to the contrary contained herein, the Lessor will indemnify, defend and hold the Lessee, its directors, employees and or agents harmless during the against any demands, claims, actions or proceedings that may be initiated against the Lessee due to any act of commission or omission of the Lessor resulting in violation of its duty or obligation under Applicable Law and preventing the Lessee from occupying and using the Premises or results in breach of the terms and conditions of this Lease Deed. In the event any action, suit or proceeding of any nature whatsoever is threatened or brought by any third party which threatens to or interferes with the use, enjoyment and occupation of the Premises by the Lessee (not due to Lessee’s fault) and/or which may jeopardize any of the rights of Lessee under the lease, the Lessor shall contest/defend such actions, suit or proceedings at its own costs so that Lessee continues to be in exclusive possession of the Premises without any interruption and continues to enjoy the benefits/rights/entitlements granted to it under this Lease Deed and keep the Lessee indemnified in this regard.

26.	HARD OPTION.

The Parties agree that the Lessee shall have a Hard Option on 15,319 (fifteen thousand three hundred and nineteen) square feet on the 5th (fifth) floor (Unit No. 501) of the Building as delineated in green colour in the sketch annexed hereto as Annexure 6 (“Hard Option Space”) for a period of one year from the Rent Commencement Date i.e.  July  1, 2019 at no cost to the Lessee, which shall not be used by the Lessee till exercising the Hard option and executing the lease for the Hard Option Space. After 1 (one) year, in the event the Lessee has not exercised its option to take the Hard Option Space, the Hard Option under this Clause shall expire.

The Parties agree that upon Lessee exercising the Hard Option for Hard Option Space, the Rent for the Hard Option Space shall commence from the 91st (ninety

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first) day from the date of exercise of Hard Option and shall co escalate along with the Rent.

27.	TERMINATION OF LEASE.

27.1.	Termination by efflux of time. The Lease shall stand terminated at the end of the Term unless expressly renewed as stated in Clause 4.2.

27.2.

Termination by the Lessee due to Lessor’s breach. Notwithstanding the Lock-in Period, in the event of the Lessor committing breach of any of the terms of the Lease Deed, the Lessee shall notify the Lessor in writing and call upon the Lessor to remedy the breach within 30 (thirty) days or as mutually agreed. If such breach is not rectified/ cured during such period, the Lessee will be entitled to, at its option, terminate the lease and be ready for handing over possession of the Premises subject to refund of the Security Deposit in terms of Clause 7.3.

27.3.

Termination by the Lessor due to Lessee’s Breach. In the event of the Lessee committing any breach of any of the terms of the lease, the Lessor shall notify the Lessee of such breach and the Lessee shall within 30 (thirty) days of such notice, cure the breach, failing which this lease shall stand terminated at the option of the Lessor. If such termination is during the Lock-In Period, the Lessee shall become liable to pay Unexpired Rent in terms of Clause 5 above.

27.4.

Termination by Lessee due to Lessor being wound up. In the event of the Lessor being ordered to be wound up for any reasons by any Court or direction and/or liquidator/receiver being appointed, the Lessee shall have the option to terminate the Lease and the Lessor shall become entitled to vacant possession of the Premises and to resume possession subject to simultaneous refund of the Security Deposit to the Lessee in terms of Clause 7.3 above. However, this Clause will have no application to mergers, amalgamations, acquisitions or other schemes or arrangements in which the Lessor may (directly or indirectly) be a party, as the case may be.

27.5.

Termination by Lessor due to Lessee being wound up. In the event of the Lessee being ordered to be wound up for any reasons by any Court or direction and/or liquidator/receiver being appointed, the Lessee shall have the option to terminate the Lease and the Lessor shall become entitled to vacant possession of the Premises and to resume possession subject to simultaneous refund of the Security Deposit to the Lessee in terms of Clause 7.3 above. However, this Clause will have no application to mergers, amalgamations, acquisitions or other schemes or arrangements in which the Lessee may (directly or indirectly) be a party, as the case may be.

27.6.	Right of the Lessor to resume possession. The Lessee agrees that the Lessor, upon termination of the lease under any of the circumstances mentioned in any of

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the Clauses set out under Clauses 27.1 to 27.4 above, shall be entitled to resume possession of the Premises, simultaneously upon refund of the Security Deposit amount in terms of Clause 7.3 above.

27.7.	Termination by the Lessee without cause. Post lock-in period, the Lessee is entitled to terminate the lease without cause by serving 6 (six) months’ prior written notice to the Lessor.

28.	RETURN OF PREMISES.

28.1.

The Lessee shall, on the expiry of the Term or early termination of lease, return the Premises in a normal tenable condition with reasonable wear and tear excepted. If statutory permissions are required prior to handing over the Premises to the Lessor, the same shall be duly secured by the Lessee before handing over.

28.2.

Handover of Premises against refund of Security Deposit. The Lessee agrees that in any of the eventualities of the termination of the lease, the Lessee is bound and liable to hand over full, free and vacant possession of the Premises against the refund of the Security Deposit in terms of Clause 7.3 and any other deposit, that would have been due to the Lessee from the Lessor. The Lessee upon giving prior written notice of at least 180 (one hundred eighty) days before the termination of the Lease Deed, the Lessee shall have the right to holdover the Premises for upto an additional period of 6 (six) months after the expiry of the Term (“Holdover Period”) subject to the Lessee making timely payments of the: (i) Rent at 1.5 (one point five) times the last paid Rent, (ii) Maintenance Charges at the then prevalent rates and (iii) Utilities Charges at actuals. It is further clarified between the Parties that, in the event, the Lessee holds over the Premises during the Holdover Period in terms of this Clause, then the Lessor shall retain the Security Deposit and be liable to refund the Security Deposit only upon expiry of the Holdover Period and simultaneous with the handover of the Premises by the Lessee to the Lessor upon expiry of the Holdover Period.

29.	SUSPENSION OF RENT AND LEASE.

29.1.

In the event the Premises or any part thereof is destroyed due to a Force Majeure Event or any portion thereof becoming uninhabitable or unusable or the utilities servicing the Premises being interrupted so as to render the entire Premises uninhabitable or unusable for a period exceeding 7 (seven) days for any reason, provided such damage or destruction is not due to any act of omission or commission of the Lessee, the Lessee shall be entitled to suspend payment of Rent and Utilities Charges until such time that the Premises is fit for occupation and use. If the Lessee, has reasonable apprehension that such restraint to occupy and use the Premises or a portion thereof is likely to continue for 60 (sixty) days, the Lessee will have the right any time after the 7 (seven) day period to terminate the Lease. The Lessor shall refund the Security Deposit in terms of Clause 7.3 hereinabove

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on the execution and registration of the surrender of lease deed. In the event the Lessor fails to refund the Security Deposit within 7 (seven) days from the date of Lessee’s notice to terminate the Lease under this Clause and/or the delay in execution and registration of the surrender deed is due to the Lessor’s default, the Lessor shall be liable to pay a compensation of 18% (eighteen) percent interest per annum on the Security Deposit to the Lessee effective the lease termination/ expiry date. In the event of termination of the lease due to this Clause, the Lessee will not be bound by the terms of Lock-in Period if such restraint occurs during the Lock-in Period.

29.2.

In the event of there being any restraint order passed by any Court of law or statutory authority in use of the Premises due to any misrepresentation as to title to the Premises or due to any violation of construction of the Building and such restraint continues beyond 3 (three) days, in addition to the Lessee’s right to terminate the lease, the Lessee shall suspend payment of further Rent and Utilities Charges and other charges whatsoever until such time that such restraint is not vacated / lifted. If such restraint continues for a period beyond 60 (sixty) days, the lease shall be terminated at the option of the Lessee. The Lessor shall immediately refund the Security Deposit in terms of Clause 7.3 of this Lease Deed against the execution of the surrender of the lease deed. In the event the Lessor fails to refund the Security Deposit within 7 (seven) days from the date of Lessee’s notice to terminate the Lease under this Clause and/or delay in execution and registration of the surrender deed is due to the Lessor’s default, the Lessor shall be liable to pay a compensation of 18% (eighteen) percent interest per annum on the Security Deposit to the Lessee effective the lease termination/ expiry date. In the event of termination of the lease due to this Clause, the Lessee will not be bound by the terms of Lock-in Period if such restraint occurs during the Lock-in Period.

29.3.

If the Lessee has to terminate the lease for any reasons contemplated in Clauses 27.2 and 29 hereinabove, in such event, the Lessee shall be entitled to recover from the Lessor the written down value of the fit outs for the non-amortized period.

The Parties agree and confirm that the compensation agreed herein are the predetermined damages that the Parties reasonably believe the Lessee will suffer as a consequence of termination of the lease for reasons contemplated in Clauses 27.2 and 29and reflects the understanding between the Parties in this regard.

30.	SEZ REQUIREMENTS.

30.1.

The Parties agree to comply with the provisions of the SEZ Act and the SEZ Rules (the “SEZ Requirements”) as applicable to either of them and any breach thereof shall be treated as a breach by the concerned Party.

30.2.	The Lessee has secured the SEZ Approval vide 2 (two) Letters of approval both dated January 07, 2019 bearing Nos. KA:07:14:2018:Brooke SEZ:A/47 and

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KA:07:14:2018:Brooke SEZ: B/48 respectively, (copies of which are furnished to the Lessor and annexed herewith as Annexure 7), to enable it to take on lease the Premises. If the Letter of Approval is cancelled by the SEZ authorities during the subsistence of the Term and the Lock-In Period, for any reason whatsoever attributable to the Lessee, the Lessee shall become liable to pay the Unexpired Rent as provided in terms of Clause 5 above. If it is cancelled due to reasons attributable to the Lessor, the Lessor shall be liable to pay compensation as per Clause 29.3 above.

31.	REQUISITION.

31.1.

In the event of the Premises or any part thereof being requisitioned any time during the Term, by any Appropriate Authority or the Government for their occupation, the Lease shall stand terminated on such requisition being finally become effective. On such termination the Lessee shall hand over possession to the Lessor against the refund of Security Deposit in terms of Clause 7.3. If such requisition is during the Lock in Period the Lessee shall not be bound by the Lock in Period as provided in Clause 5 above.

32.	LIMITATION OF LIABILITY.

32.1.

Save and except the Unexpired Rent and compensation as per Clause 29.3 that would be payable as agreed between the Parties hereto, any reference to any losses, damage, claims, compensation, indemnity etc., shall not include any special, incidental, consequential, penal, exemplary or like damages, or any direct or indirect loss of profits or any claim for loss of opportunity or any action in tort even if advised of the possibility of such claims.

33.	TITLE INVESTIGATION.

33.1.

The Lessee has been provided with photocopies of the title deeds of the Premises to carry out their investigation of title of the Lessor to the Premises to be leased. The Lessee has carried out its title investigation solely based on the documents furnished to the Lessee by the Lessor prior to the execution of this Lease Deed.

34.	STAMP DUTY AND REGISTRATION.

34.1.

The cost of stamp duty, registration charges and any deficit of stamps and other incidental expenses in connection with the execution and registration of this Lease Deed and lease deed for the Renewal Term, if any, shall be borne by the Lessee.

34.2.	The original of this Lease Deed shall remain in the possession of the Lessee and a counterpart/certified copy thereof shall be retained by the Lessor.

35.	MODIFICATION / VARIATION.

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35.1.

No change, variation or modification of any of the terms and conditions set forth herein shall be valid unless incorporated as an amendment to this Lease Deed and signed by the duly authorised representatives of both Parties.

36.	WAIVER / FORBEARANCE.

36.1.

The Parties hereto agree that in the event of there being any delay in or indulgence shown by either of the Parties with regard to the enforcement of any of the terms of this Lease Deed, the same shall not be construed as a waiver by the Party showing such indulgence or tolerance and any such indulgence or forbearance shall not be deemed to be a waiver of the rights and the Parties shall be entitled to enforce such right without prejudice to such indulgence or tolerance shown.

37.	DISPUTE RESOLUTION AND ARBITRATION.

37.1.	This Lease Deed shall be governed by and construed in accordance with the laws of India.

37.2.

If any dispute or difference of any kind whatsoever shall arise between the Parties in connection with or arising out of this Lease Deed (whether before or after the termination or breach of this Lease Deed), the Parties shall promptly and in good faith negotiate with a view to its amicable resolution and settlement.

37.3.

In the event no amicable resolution or settlement is reached within a period of 15 (fifteen) days from the date on which the existence of a dispute or difference is communicated by one Party to the other, such dispute or difference shall refer such dispute to a mutually acceptable sole arbitrator under the provisions of the Arbitration and Conciliation Act, 1996. The arbitration proceedings shall be held in Bangalore in the English language. The decision of the arbitrator so appointed shall be final and binding on the Parties. The arbitrator shall also determine and make an award as to the costs of the arbitral proceedings.

37.4.	Subject to Clauses 37.1 to 37.3, any disputes arising hereunder shall be subject to the exclusive jurisdiction of the Courts at Bengaluru.

38.	ANTI-BRIBERY, CORRUPTION AND PROHIBITED BUSINESS PRACTICES.

38.1.

Each Party will be familiar with and will strictly comply with all Applicable Laws related to bribery, corruption, and prohibited business practices. The Parties and their Affiliates have not and will not, for the purpose of unlawfully influencing or inducing anyone to influence decisions in favour of the Lessor, Lessee or any of either Party’s Affiliates, offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the

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benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone. The Parties shall not, under any circumstances, reimburse one another for any such political contributions, payments or gifts.

39.	ENTIRETY AND SEVERABILITY.

39.1.

This Lease Deed, including the attached Schedules, constitutes the entire agreement between the Lessor and the Lessee with respect to the Premises alone, and supersedes any other prior oral or written communications, representations or statements with respect to the transaction contemplated in this Lease Deed. If a court finds any provision of this Lease Deed to be invalid, the remainder of the Lease will be valid, enforceable and effective.

40.	NOTICES.

40.1.

All notices under this Lease Deed, will be given in writing, postage prepaid, by certified or registered mail, return receipt requested, by personal delivery, or by reputable national overnight courier, at the addresses listed below. The respective addresses for such purposes are:

If to the Lessor:

BROOKEFIELDS REAL ESTATES AND PROJECTS PRIVATE LIMITED,

Brookefields, Kundalahalli Marathahalli Post, Bengaluru 560037

Attention: The Chairman and Managing Director

If to the Lessee:

MANHATTAN ASSOCIATES (INDIA) DEVELOPMENT CENTRE PRIVATE LIMITED,

No.172, EPIP Zone, Phase II, Whitefield, Bangalore 560066

Attention: Ms. Ushasri T S

Either Party may change its notice address from time to time by delivering notice thereof to the other Party in accordance with this Clause.

41.	PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

41.1.

This Lease Deed, shall not be construed or sought to be interpreted to authorize either of the Parties to use any of the intellectual property rights of the other, including, without limitation, the other Party’s logo, trade names and trademarks, in any manner whatsoever. However the Lessor will be entitled to use in any

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prospectus / offer document or its brochure in any medium / media, name the Lessee and use its logo, for the purpose of stating that the Lessee is the tenant of the Lessor.

42.	AUTHORITY FOR EXECUTION.

42.1.

Each Party represents and warrants to the other that it has full right and authority to enter into this Lease Deed. Each Party further represents and warrants to the other that the execution and delivery of this Lease Deed has been duly authorized by its board of directors. Each Party represents and warrants to the other that it has the financial wherewithal to perform its obligations under this Lease Deed.

43.	RELATIONSHIP BETWEEN PARTIES.

43.1.

Nothing contained in this Lease Deed shall be deemed or construed by the Parties or by any third party or court to create the relationship of principal and agent or employer and employee or of partnership or of joint venture or of any association between the Lessor and Lessee, and neither method of computation of Rent nor any other provisions contained in this Lease Deed nor any acts of the Parties shall be deemed to create any relationship between the Parties, other than the relationship of Lessor and Lessee.

44.	REMEDIES.

44.1.

The Parties acknowledge that the remedies available to the Lessor and or Lessee under this Lease Deed are all mutually exclusive and without prejudice to any other right / remedy available to the Parties under Applicable Law.

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SCHEDULE

FIRST SCHEDULE

[Description of the “Larger Property”]

All that piece and parcel of the immovable property admeasuring 26 acres 05 guntas comprised in Survey Nos. 103, 104, 105, 108/1, 108/2, 109, 112 and 113/1B all situated at Kundalahalli Village, Krishnarajapuram Hobli, Bangalore South Taluk, Bangalore and bounded on:

East by: Property bearing survey Nos. 72, 71 and 67;

West by: Whitefield Road;

North by: Property in survey Nos. 83, 84, 85, 102 and Part of survey No. 109; and

South by: Property in survey Nos. 114, 107, 126, 106 and part of survey No. 113/1B.

SECOND SCHEDULE

[Description of the “Building”]

Tower B1 in Brigade Tech Gardens (SEZ) having an aggregate super built-up area of 5,58,183 (five lakh fifty eight thousand one hundred and eighty three) square feet and containing basement, ground and 6 (six) upper floors constructed on the Larger Property.

THIRD SCHEDULE

[Description of the “Premises”]

All that Premises admeasuring 53,480 (fifty three thousand four hundred and eighty) square feet of Super Built Up Area comprised in part of 5th (fifth) Floor (Unit Nos. 503 and 504), including proportionate share in Common Areas, such as passages, lobbies, lifts, staircases and other areas of common use, of the Brigade Tech Gardens along with right to 71 (seventy one) numbers of contiguous, mechanical and conventional Car Parking Spaces in the basement level for the exclusive use of the Lessee and the unit is bounded by:

East: Unit No 501 on the 5th floor and Open to Sky on the 5th floor of Building B1

West: Open to Sky on the 5th floor of Building B1

North: Central core on the 5th floor and Open to Sky on the 5thfloor of Building B1

South: Open to Sky on the 5th floor of Building B1

The Floor Plan of the Premises is attached herewith as Annexure 8.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST ABOVE WRITTEN:

Signed and delivered for and on behalf of

BROOKEFIELDS REAL ESTATES AND PROJECTS PRIVATE LIMITED

The “Lessor” herein,

By its authorised signatories

/s/ Nirupa Shankar            /s/ Subrata K C Sharma

Name: Ms. Nirupa Shankar and Mr. Subrata K C Sharma

Authorised vide board resolution dated January 25, 2019

Signed and delivered for and on behalf of

MANHATTAN ASSOCIATES (INDIA) DEVELOPMENT CENTRE PRIVATE LIMITED

The “Lessee” herein,

By its authorised signatory

/s/ Ushasri T S

Name: Ms. Ushasri T S

Designation: Managing Director

Authorised vide board resolution dated August 08, 2018

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Annexure 1 – List of Common Areas of the Project

1.	Landscape Garden ;

2.	Open Area in the campus and Internal Roads;

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Annexure 2 – Scope of Maintenance Services

[List of Maintenance Services Provided by the Maintenance Agency]

Scope of Common Area Maintenance

•	Twenty four (24) hours’ security of the Building and the parking areas, including Parking Spaces
•	Periodic maintenance of the Building and Common Area
•	Maintenance of common plumbing and sanitary lines and other Building systems
•	Maintenance of the DG sets, including annual maintenance contracts (“AMC”) for the same.
•	Maintenance of the chiller plant, pumps, including AMC for the same.
•	Maintenance electrical installations for the Common Areas of the Building to ensure continuous power supply.
•	Housekeeping and cleaning of the Common Areas of the Building as per the schedule.
•	Illumination of yards, corridors and Common Areas
•	Maintenance of elevators of the Building and its servicing, including AMC for the same
•	Administrative and manpower expenses related to Building management services
•	Maintenance and operation of pumps, overhead tanks, drain water pumps and equipment’s of the Common Area
•	Maintenance and up keep of landscape areas of the Building
•	Payment of AMC charges of elevators, pumps, motors etc. servicing the Building.

•

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Annexure 3- Warm shell specifications

1. Building Specifications: Shell and core, IPS flooring, finished common toilet (with standard fittings), finished floor lobby, finished ground floor lobby, fire-fighting system, elevators, first level sprinklers, furnished common areas, external development work, and landscaping.

2. Power: BESCOM power @ 0.8 KVA power for every 100 (one hundred) square feet super built space taken (including AC Chillers consumption and high side AC). Power will be provided at the tap- off boxes located in the respective floors. The sub panel boards and further cabling / internal wiring for lighting etc. will be under the fit out scope.

3. Generator Power: 100% power backup through diesel generator (including AC chillers consumption).

4. Air Conditioning: Comfort AC to maintain office temperature of 23 (twenty three) degrees celcius +/- 1 celcius degrees will be provided i.e. HVAC tonnage of upto 1TR for every 500 (five hundred) square feet on SBA. The Lessor shall provide AC chillers and chilled water piping up to respective floors including the supply, installation and commissioning of AHU or CSU. The electrical wiring for the AC, AC panel boards and ancillary works, if any, will be part of fit out to be provided by the Lessee. Precision / additional AC for server / lab or any other equipment will be installed by the Lessee at their own cost.

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Annexure 4 – List of Amenities with Timelines

Brigade Tech Gardens – B Zone
Milestones	Timelines
Block B1 & B3
Airtight & Watertight	Completed
Fire NOC	Received
CTO	31st March 2019
B1 Cafeteria	31st May 2019
MEP Infrastructure such as Basement Ventilation, Lifts, STP, DG (1No. of 1250 KVA)	Completed
Occupancy Certificate	Received
Block B2 – Recreational Block
Completion	31st May 2019
Block B4 – The Oval
Completion 30th November 2019
Completion 31st November 2019
F & B	31st December 2019
Novotel Suites	31st August 2020

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Annexure 5- List of Competitors

The List of Lessee Competitors are as follows:

1.	JDA
2.	SAP
3.	Oracle
4.	Honeywell
5.	IBM

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Annexure 6- Floor plan of the Hard Option

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Annexure 7- SEZ Approval as obtained by the Lessee

Office of the Development Commissioner,
Cochin Special Economic Zone (CSEZ),
Govt. of India, Ministry of Commerce and Industry,
Sub-office for 100% EOUs in Karnataka,
"SEZ Bhavan", No. 120-C, EPIP,
Whitefield, Bangalore – 560 066.
Phone No.080 28412321/22/24 Fax 080 28412323.
Website: www.csez.gov.in e-mail officeblr@csez.gov.in

KA:07:14:2018:Brooke SEZ:A /47 Dated: 07.01.2019

To
M/s. Manhattan Associates (India) Development Centre Private Limited,
Brigade Tech Gardens, 5th floor, B1 Block,
Brookefields, Kundalahalli,
Whitefield Bangalore - 560037.

Subject: Your proposal for setting up of a Unit in Brigade Tech Gardens, Bangalore
Reference: Your application No. 111800005240 dated 12/11/2018.

Sir,

With reference to the above mentioned application, Development Commissioner, Brigade Tech Gardens, Bangalore, is pleased to extend you all the facilities and entitlements admissible to a unit in a Special Economic Zone subject to the provisions of the Special Economic Zones Act, 2005 and the rules and orders made there-under and for the establishment of a unit at Brigade tech Gardens, 5th floor, B1 Block, Brookefields, Kundalahalli, Whitefield Bangalore-560037, for undertaking authorized operations namely:

A) Authorized Operations:

Service Activities	Annual capacity	Unit
Software Development Services.	N.A	N.A.

B. Projected Exports and Net Foreign Exchange Earnings for the 5 years: (Rs. In lakh)

Year	1st year	2nd year	3rd Year	4th Year	5th Year	Total
FOB value of Exports	0.00	11226.12	16058.39	20823.76	26288.34	74396.61
Net Foreign Exchange Earnings	1015.49	10937.02	15676.93	20372.04	25763.76	71734.26

Contd.....(2)

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-2-

This approval is subject to following terms and conditions:

i. You shall export the goods manufactured/services produced, as per provisions of the Special Economic Zones Act, 2005 and Rules made there-under for a period of five years from the date of commencement of production/service activities. For this purpose, you shall execute the Bond-cum-Legal undertaking as prescribed under the Special Economic Zone Rules, 2006.

ii. You shall fulfill the pollution control requirements, as may be prescribed by the Pollution Control authorities.

iii. You shall achieve positive Net Foreign Exchange (NFE) as prescribed in the Special Economic Zone Rules, 2006 for the period you operate as a Unit in the Special Economic Zone from the commencement of production, failing which you shall be liable for penal action under the Foreign Trade (Development and Regulation) Act, 1992.

iv. You may import or procure from the Domestic Tariff Area all the items required for your authorized operations under this approval, except those prohibited under the ITC (HS) Classifications of Export and Import items.

v. You may supply/sell goods in the Domestic Tariff Area in terms of the provisions of the Special Economic Zones Act, 2005 and Rules and Orders made there-under.

vi. This Letter of Approval is valid for a period of one year from its date of issue. You shall implement the project and commence production within one year period or within such period as may be extended.

vii. Date of commencement of production shall be intimated to the Development Commissioner within 15 days from the date of commencement of operations.

viii. This Letter of Approval shall be valid for a period of five years from the date of commencement of production.

ix. The approval is based on the details furnished by you in your project proposal/application.

x. You shall abide by the provisions of Special Economic Zones Act, 2005 and the rules and orders made there-under.

xi. You have the option to renew the approval or exit in terms of the provisions of the Special Economic Zones Act, 2005 and the rules and orders made there-under.

xii. You shall confirm acceptance of the above terms and condition to the Development Commissioner within forty-five days of issue of this Letter of Approval.

xiii. A copy of the registered lease deed with the Developer shall be furnished to the Development Commissioner within six months from the issuance of the Letter of Approval.

xiv. If you fail to comply with the conditions stipulated above, this Letter of Approval shall be cancelled as per the provisions of the Special Economic Zones Act, 2005 and the rules and orders made there-under.

Contd.... (3)

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-3-

xv. All future correspondence including for amendments/changes in terms and conditions of the Letter of Approval or for extension of its validity shall be addressed to the Development Commissioner.

xvi. You have to comply with the definition of Service under Section 2(z) of SEZ Act, 2005.

Yours sincerely,

07-01-19

(A.S. NAVEEN KUSHALAPPA, I.R.S)
Joint Development Commissioner

A.S. Naveen Kushalappa, I.R.S.
Joint Development Commissioner

Copy to: -

1. The Specified Officer/ Authorized Officer Brigade Tech Gardens Bangalore
2. The Developer, Brigade Tech Gardens Bangalore.
3. The System Administrator, Computer Cell, CSEZ, Cochin.
4. M/s. NSDL, CSEZ for necessary updation in the data base of the unit.

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Annexure 8- Floor plan of the Premises

Fifth Floor Plan

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